SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[	]	Definitive Additional Materials
[ X ]		Soliciting Material Under Rule 14a-12
TRI-CONTINENTAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

PARADIGM PARTNERS, N.W., INC.

ARTHUR D. LIPSON

SCOTT FRANZBLAU

ROBERT FERGUSON

MICHAEL DUNMIRE

MATTHEW S. CROUSE

PAUL DEROSA

MARLENE A. PLUMLEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“WILLC”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with a preliminary filing that WILLC intends to make with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its nominees at the 2006 annual meeting of shareholders of Tri-Continental Corporation, a Maryland corporation.

Item 1: On January 13, 2006, the following news article was published by Dow Jones Newswires.

TALES OF THE TAPE: Tri-Continental Next Dissident Target

DOW JONES NEWSWIRES

By Angela Pruitt

NEW YORK (Dow Jones)--Tri-Continental Corp. (TY) could be the next mega closed-end fund targeted by dissident shareholders looking to exploit a fund's subpar performance to book a quick profit.

Western Investment LLC is spearheading an effort to gain representation on Tri-Continental's board of directors, citing frustration that the fund is trading below the net asset value of its underlying assets. Such a campaign could be a harbinger for more drastic measures, including pressure to convert Tri-Continental into a traditional mutual fund or liquidation.

"I think the long-term shareholders have to be very disappointed with their investments as evidenced by the continued, persistent discount which the fund has traded at," said Art Lipson, manager of Western Investment, representing a group of shareholders holding 6.4% of the shares outstanding. He noted that the 77-year old fund with $2.4 billion in assets has traded at a double digit discount since 1992.

Western's group said in a filing with the Securities and Exchange Commission last week that it intends to nominate four candidates to the fund's board at the annual shareholders meeting because it's concerned by Tri-Continental's performance and believes the board hasn't taken appropriate action.

Hank Green, a spokesman for Tri-Continental, said the fund "is reviewing the filing and it is premature for us to comment at this point."

The fund has yet to announce a date for this year's annual shareholder meeting. Last year's meeting was held in May. Closed-end funds have a set number of shares that trade all day on an exchange like a stock. Such funds often trade at a discount to the value of their underlying assets, prompting complaints from investors, who put pressure on the boards to liquidate the funds or turn them into traditional open-end funds, which are priced once a day at levels that reflect the value of the investments owned by the funds.

Dissident shareholders usually attack closed-end funds with market capitalizations below $400 million because it's more cost-effective as dissidents have to pay a lot for printing and mailing costs in a proxy fight.

But after two New York hedge funds last year successfully pressured the $1.5 billion Salomon Brothers Fund (SBF), formerly managed by Citigroup Inc. (C), to propose an open ending as part of an asset-swap agreement between Citigroup and Legg Mason Inc. (LM), the bar has been raised.

"I think this is definitely a reaction to the Salomon Brothers Fund fight," said Warren Antler, a managing director of the closed-end fund division at Altman Group, a proxy solicitation firm.

Elliott Associates LP and Elliott International LP spearheaded a proxy campaign against Citigroup's plan to transfer management of SBF to Legg Mason. The Elliott funds urged other shareholders to withhold their support for the transfer unless the fund took steps to address the chronic discount at which it had been trading.

According to fund tracker Lipper Inc., 18 closed-end funds were shut down last year, including eight that became open-ended funds.

Antler said that J. & W. Seligman, which manages Tri-Continental, is relatively shareholder friendly as the fund has paid a dividend rate of 4.6% for the last five years. He also pointed to the fund's stock repurchase plan which allows it to buy back 5% of its common stock in the open market, when the discount exceeds 10%.

"All of these things are working in the fund's favor. I don't think they have a chance of being successful with this one," Antler said. He also added that a potential proxy war with Tri-Continental may prove more challenging given that it lacks a stronghold of institutional investors to form a mighty alliance.

Tri-Continental's share price gained 3% last year with its net asset value rising 2.7%. Meanwhile, the fund traded at a discount of 13.86% of its net asset value of $22.95 as of Thursday's close.

"I think they should replace the entire board. Better yet, they should liquidate the fund," said Thomas Herzfeld, who runs a Miami investment-advisory firm specializing in closed-end funds. He noted the fund had been in the bottom half of its performance ranking for the first nine months of 2005.

Western's Lipson said his move against Tri-Continental wasn't inspired by the success of the Elliott funds at SBF given they had been acquiring position for two years. Lipson declined to say what exactly the shareholder group's goals were for Tri-Continental except that "it's my intention to act in a manner to reduce the discount."

Western alone owns about 4% of the fund's shares outstanding. Lipson noted that the standard methods to narrow the discount are open-endings, aggressive share repurchases and adopting an interval fund format. "Just like SBF... I don't think (Tri-Continental) is representing shareholders' interest."

-By Angela Pruitt, Dow Jones Newswires; 201-938-2269;

angela.pruitt@dowjones.com

Copyright (c) 2006 Dow Jones & Company, Inc.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western Investment LLC (“WILLC”), together with the other Participants (as defined below) named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2006 annual meeting of shareholders of Tri-Continental Corporation, a Maryland corporation.

WILLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO WILLC AT THE FOLLOWING NUMBER: (801) 942-6150.

The participants in the proxy solicitation are Western Investment LLC, Arthur D. Lipson, Western Investment Hedged Partners L.P., Western Investment Institutional Partners LLC, Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C, Benchmark Plus Management, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson, Michael Dunmire, Matthew S. Crouse, Paul DeRosa and Marlene A. Plumlee (together, the “Participants”).

Information regarding the Participants and their direct or indirect interests is available in their Schedule 13D, jointly filed with the SEC on January 6, 2006, as subsequently amended on January 10, 2006.

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